Exhibit 5

                            McDERMOTT, WILL & EMERY
                             227 West Monroe Street
                            Chicago, Illinois 60606





                                February 19, 1999


Meredith Corporation
1716 Locust Street
Des Moines, Iowa  50309-3023

     Re: 1,000,000 Shares of Common Stock (par value $1.00 per share) for Meredith Corporation's Dividend Reinvestment Plan (the "Plan")

Ladies and Gentlemen:

         We have acted as counsel for Meredith Corporation, (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), which may be purchased pursuant to the Plan. We have examined or considered all such documents, corporate records, officer's certificates and certificates of public officials, and other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth below. In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Common Stock, upon acquisition or when issued pursuant to the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable. We hereby consent to all references to our firm in the Registration Statement and to the filing of this opinion by the Company as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ McDermott, Will & Emery
                                        McDermott, Will & Emery